Exhibit 99.1

Investor Relations:	Alexandra Lynn
(617) 747-3300
ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Appoints David M. Billings as Executive Vice President and General Counsel

BOSTON, May 29, 2014 — Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today appointed David M. Billings as Executive Vice President and General Counsel, responsible for the Company’s legal, regulatory, compliance and corporate governance functions, effective June 30, 2014.  In this role, Mr. Billings will report to Sean M. Healey, AMG’s Chairman and Chief Executive Officer, and will succeed John Kingston, III, who will remain with the Company as Vice Chairman.

Mr. Billings joins AMG from the London office of Akin Gump Strauss Hauer & Feld LLP, where he was Partner and headed the investment funds practice group, focusing principally on the representation of private investment funds and their sponsors. In that role, he advised both established and emerging managers in organizing and operating hedge funds and other alternative investment funds. He has extensive experience in the laws and regulations applicable to private investment funds in the United States, the United Kingdom, and numerous other jurisdictions, and has counseled financial institutions and other fund sponsors regarding securities law compliance and other corporate matters.

“David brings a great depth of legal knowledge and global leadership experience to our senior management team,” said Mr. Healey. “His broad understanding of the asset management business, combined with his extensive work in the corporate and government arenas, make him ideally suited to serve as our General Counsel. David will be a tremendous asset to our team and we look forward to his contributions to the Company’s continued growth.”

Mr. Billings received a B.A. with high honors from the University of Virginia, where he was elected to Phi Beta Kappa. He received a J.D. from Harvard Law School, after which he was awarded a Rotary Foundation scholarship at the University of Strasbourg.

Mr. Billings succeeds Mr. Kingston, who will remain with the Company in a senior advisory role as Vice Chairman.

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“John has provided invaluable leadership for AMG and our Affiliates over the past 15 years,” added Mr. Healey. “We look forward to continuing to benefit from John’s expertise and judgment regarding AMG’s business and asset management industry legal and regulatory affairs.”

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of March 31, 2014, the aggregate assets under management of AMG’s Affiliates were approximately $594 billion, pro forma for pending investments, in more than 400 investment products across a broad range of investment styles, asset classes and distribution channels. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Risk Factors” set forth in the Company’s Form 10-K for the year ended December 31, 2013.

AMG routinely posts information that may be significant for investors in the Investor Relations section of its website, and encourages investors to consult that section regularly. For additional information, please visit www.amg.com.

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